Exhibit 10cc
EXECUTION COPY
FIFTH AMENDMENT
Dated as of September 30, 2010
to
TRANSFER AND ADMINISTRATION AGREEMENT
Dated as of December 8, 2008
     This FIFTH AMENDMENT (this “Amendment”), dated as of September 30, 2010, is entered into among GREIF PACKAGING LLC, a Delaware limited liability company (“Greif”), GREIF RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “SPV”), the Investors, Managing Agents and Administrators party hereto, and BANK OF AMERICA, N.A., as Agent (the “Agent”).
RECITALS
     WHEREAS, the parties hereto have entered into that certain Transfer and Administration Agreement dated as of December 8, 2008 (the “Transfer and Administration Agreement”);
     WHEREAS, the parties hereto desire to amend the Transfer and Administration Agreement as provided herein;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Transfer and Administration Agreement, the parties hereto agree as follows:
     SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Transfer and Administration Agreement.
     SECTION 2. Amendments to Transfer and Administration Agreement. The Transfer and Administration Agreement is hereby amended as follows:
     2.1. Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated by inserting the following new definitions in their proper alphabetical order:
““External Rating” is defined in Section 6.1(s).”
““Implied Rating” is defined in Section 6.1(s).”
““Out-of-Program Collections” is defined in Section 6.2(f).”
““SFA” means the formula designated in BASEL II (or any law or regulation that may supplement, amend, restate or replace BASEL II in part or in whole) as the “Supervisory Formula Approach” for determining a bank’s risk-based capital requirement for securitization transactions.”

““SFA Event” shall be deemed to have occurred if the Agent, at any time in its sole discretion, to be exercised reasonably, determines that it cannot, for any reason, use the SFA to calculate Bank of America’s regulatory capital requirement in respect of the facility contemplated under the Transaction Documents.”
     2.2. The definition of “Agricultural Receivable Eligible Obligor” in Section 1.1 of the Transfer and Administration Agreement is hereby amended to delete “Administrative Agent” and replace it with “Agent”.
     2.3. The definition of “Commitment Termination Date” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
     ““Commitment Termination Date” means September 29, 2011, or such later date to which the Commitment Termination Date may be extended by the SPV, the Agent and the Committed Investors (each in their sole discretion).”
     2.4. Clause (a) in the definition of “Concentration Limits” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
     “(a) the aggregate Unpaid Balance of all Receivables relating to a single Obligor (together with its subsidiaries and Affiliates) exceeds (i) 2.40% of the Aggregate Unpaid Balance at such time or (ii) if higher, the percentage of the Aggregate Unpaid Balance specified below, contingent upon the Obigor’s public unsecured debt rating.

Obligor's Public Unsecured Long-Term Debt Rating (S&P/Moody's)[1]	Concentration Limit
A/A2 or better	12.0%
A-/A3 to BBB/Baa2	6.00%
BBB-/Baa3	4.00%
Not rated or lower than BBB-/Baa3	2.4%
     2.5. The definition of “Dilution Horizon Ratio” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
     ““Dilution Horizon Ratio” means, for any Calculation Period, the greater of (a) 100% and (b) the ratio (expressed as a percentage) computed as of the most recent Month End Date by dividing (i) the aggregate initial Unpaid Balance of sales by the Originators

[1]	The rating of an Obligor will be the lower of any public unsecured debt rating of such Obligor as issued by either S&P or Moody’s. If such Obligor has only one rating from either S&P or Moody’s, that rating shall be used.

giving rise to Receivables during the calendar month by (ii) the Aggregate Unpaid Balance as of such Month End Date.”
     2.6. Clause (b) in the definition of “Eligible Obligor” in Section 1.1 of the Transfer and Administration Agreement is hereby amended to delete “originators” and replace it with “Originators”.
     2.7. Clause (b)(iii) in the definition of “Eligible Receivable” in Section 1.1 of the Transfer and Administration Agreement is hereby amended to delete “Administrative Agent” and replace it with “Agent”.
     2.8. The definition of “Loss Horizon Ratio” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
     ““Loss Horizon Ratio” means, for any Calculation Period, the quotient, expressed as a percentage, of (a) the aggregate initial Unpaid Balance of Eligible Receivables which arose during the period ending on the most recent Month End Date and the three immediately preceding Calculation Periods, divided by (b) the Aggregate Unpaid Balance as of the most recent Month End Date.”
     2.9. The definition of “Maturity Date” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
     ““Maturity Date” means the fifth anniversary of the Closing Date unless otherwise extended with the consent of each Managing Agent; provided that the “Maturity Date” shall be extended beyond the fifth anniversary of the Closing Date to such later date as the Commitment Termination Date is extended by the SPV, the Agent and the Committed Investors as provided in such definition.”
     2.10. The definition of “Minimum Percentage” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
     ““Minimum Percentage” means, for any Calculation Period, the sum, expressed as a percentage, of (a) 0.12 plus (b) the product of (i) the Expected Dilution Ratio and (ii) the Dilution Horizon Ratio.”
     2.11. Clause (a) of the definition of “Servicing Fee Reserve” in Section 1.1 of the Transfer and Administration Agreement is hereby amended to delete “plus” and replace it with “times”.
     2.12. The definition of “Termination Date” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:

     ““Termination Date” means the earliest of (a) the Business Day designated by the SPV to the Agent and the Managing Agents as the Termination Date at any time following not less than five (5) days’ written notice to the Agent and the Managing Agents, (b) the day upon which the Termination Date is declared or automatically occurs pursuant to Section 8.2, (c) the Commitment Termination Date and (d) the Maturity Date.”
     2.13. The definition of “Yield Reserve” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
          ““Yield Reserve” means, as of any date of determination, an amount equal to (a) the product of (i) 1.5 times (ii) the Days Sales Outstanding in effect on such date times (iii) the sum of the Base Rate in effect on such date (as determined by the Agent) plus 2%, divided by (b) 360, multiplied by (c) the Net Pool Balance on such date.”
     2.14. Section 3.3 of the Transfer and Administration Agreement is hereby amended to delete the first two sentences thereof.
     2.15. The following new Section 6.1(s) is hereby added to the Transfer and Administration Agreement:
     “(s) Ratings Confirmation. Following the occurrence of an SFA Event and at the written request of the Agent, the Servicer shall (at its own expense) obtain a rating, in form satisfactory to the Agent, of the facility contemplated by this Agreement (the “External Rating”) from a nationally-recognized rating agency or rating agencies reasonably acceptable to the Agent within sixty (60) days from the date of such written request, such External Rating to be at least equal to A (or its equivalent) (the “Implied Rating”).”
     2.16. Section 6.2(f) of the Transfer and Administrative Agreement is hereby amended and restated in its entirety as follows:
     “(f) Deposits to Blocked Accounts. Neither the SPV nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or the Collection Account cash or cash proceeds other than Collections. Notwithstanding the immediately preceding sentence, the SPV and Servicer may deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account cash or cash proceeds other than Collections (“Out-of-Program Collections”) to the extent such deposits or credits (i) relate to certain intercompany receivables or other receivables not originated by an Originator which have been disclosed to the Agent, or (ii) are made by error or mistake, provided that (A) the SPV shall take such actions as are necessary to ensure all intercompany receivables cease paying into a Blocked Account by November 14, 2010, (B) the SPV shall use reasonable commercial efforts to instruct the obligors of receivables not originated by an Originator as soon as reasonably possible and in any event by November 14, 2010, to cease paying Out-of-Program Collections into a Blocked Account and in lieu thereof to pay Out-of-Program Collections to an account other than a Blocked Account, (C) take such other reasonable commercial actions as the

Agent may request to redirect all Out-of-Program Collections, and (D) all Out-of-Program Collections submitted to any Blocked Account shall be identifiable to the satisfaction of the Adminisitrative Agent in its reasonable discretion. If any Out-of-Program Collections are deposited or credited to any Blocked Account, the SPV shall transfer such Out-of-Program Collections to an account of the SPV or an Originator other than the Blocked Accounts, or shall cause such Out-of-Program Collections to be so transferred, promptly and in any event by November 14, 2010 or, if deposited or credited to any Blocked Account on or after November 14, 2010, within two (2) Business Days of such deposit or credit thereof to the applicable Blocked Account. The Agent and the other Secured Parties acknowledge they shall have no right, title or interest in any such Out-of-Program Collections.”
     2.17. Section 8.1(c) of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
     “the SPV or any Originator (i) shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure remains unremedied for 10 days or (ii) shall fail to perform a covenant listed in Section 6.1(a)(iv) or Section 6.1(s) and such failure remains unremedied for 30 days after written notice thereof has been given to the SPV or any Originator by the Agent; or”
     2.18. Schedule 4.1(s) of the Transfer and Administration Agreement is hereby amended to delete the following two Blocked Accounts and their corresponding lockboxes:
     “JPM Morgan, Acct # 323414842, LBX # 88911, ABA # 021000021” and
     “JPM Morgan, Acct # 323414850, LBX # 88908, ABA # 021000021.”
     SECTION 3. Conditions Precedent. Section 2 hereof shall become effective on the date first written above upon receipt by the Agent (and each Managing Agent, upon its request) of: (a) a counterpart (or counterparts) of this Amendment, duly executed by each of the parties hereto, or other evidence satisfactory to the Agent of the execution and delivery of this Amendment by such parties, (b) a counterpart (or counterparts) of the Fee Letter, duly executed by each of the parties thereto, together with payment of the “renewal fee” as referred to therein, and (c) receipt of payment within thirty (30) days of the date hereof by Mayer Brown LLP, counsel to the Agent, of its reasonable legal fees in connection herewith.
     SECTION 4. Miscellaneous.
     4.1. Representations and Warranties. The SPV hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of the SPV, enforceable against it in accordance with its terms and (ii) upon the effectiveness of this Amendment, no Termination Event or Potential Termination Event shall exist.
     4.2. References to Transfer and Administration Agreement. Upon the effectiveness of this Amendment, each reference in the Transfer and Administration Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended hereby, and each reference to the Transfer and Administration Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Transfer and Administration Agreement shall mean and be a reference to the Transfer and Administration Agreement as amended hereby.
     4.3. Effect on Transfer and Administration Agreement. Except as specifically amended above, the Transfer and Administration Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
     4.4. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Investor under the Transfer and Administration Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
     4.5. Governing Law. This Amendment, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the internal laws of the State of New York.
     4.6. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     4.7. Headings. The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.
     4.8. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GREIF RECEIVABLES FUNDING LLC, as SPV
By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Vice President and Treasurer

GREIF PACKAGING LLC, individually, as an Originator and as the Servicer
By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Vice President and Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
Signature Page to the Fifth Amendment

BANK OF AMERICA, NATIONAL ASSOCIATION, as Agent and as Managing Agent, Administrator and Committed Investor for the Bank of America Investor Group
By:	/s/ Nina Austin
	Name:	Nina Austin
	Title:	Vice President

Signature Page to the Fifth Amendment